Exhibit 99.1

PDF Solutions to Acquire Smart Manufacturing and Factory Connectivity Expert Cimetrix

Acquisition Provides Potential of Unrivaled Intelligence for Semiconductor, Packaging, and Electronics Manufacturing

Santa Clara, Calif. — November 17, 2020 — PDF Solutions, Inc. (NASDAQ: PDFS) today announced it has entered into a definitive agreement to acquire Cimetrix Incorporated. The combination of Cimetrix® connectivity products and platforms with PDF Solutions’ Exensio® analytics platform powered by machine learning, is intended to enable IC, assembly, and electronics manufacturer customers to extract more intelligence – not just data – from their factory floor, to build more reliable ICs and systems at lower manufacturing costs.

Cimetrix is a leading global provider of equipment connectivity products for smart manufacturing and Industry 4.0 that enable factory equipment to communicate to increase productivity, reduce costs, and improve quality. Cimetrix products are used by over 150 capital equipment companies to provide factory automation connectivity for hundreds of equipment types. These software products are shipped with the equipment so that factories can easily get data from the equipment to improve manufacturing. In addition, the Cimetrix Sapience® mobile and cloud-based platform empowers factories worldwide to easily connect to factory floor equipment to enable advanced analytics. PDF Solutions’ recent partnership with Advantest Corporation, which was announced on July 30, 2020, validates that equipment companies are being asked to provide intelligence from their equipment.

"PDF Solutions’ Exensio Analytics Platform provides the semiconductor industry with the most robust big data analytics and machine learning capabilities," said Dr. John Kibarian, President, CEO and co-founder of PDF Solutions. "Combining PDF Exensio with Cimetrix’s standards-based, leading connectivity products will provide a higher level of intelligence from the factory floor to realize the benefits of Industry 4.0."

“Cimetrix is excited to join the PDF Solutions team. Our two companies share the vision and commitment to provide a smart manufacturing platform that seamlessly connects high quality data from the factory floor to cloud based analytics platforms,” said Bob Reback, Chairman, President, and CEO at Cimetrix. “We believe this combination will provide tremendous opportunities for Cimetrix customers to benefit from the cloud, AI/ML, and analytics capabilities from PDF Solutions, and PDF customers will benefit from higher quality data originating from the factory floor using Cimetrix’s connectivity products and platforms.”

Under the terms of the definitive agreement, PDF Solutions will pay a cash amount of $35.0 million, net of cash on Cimetrix’s balance sheet as of closing, and subject to other closing adjustments, for all of the outstanding equity of Cimetrix. The acquisition is subject to standard closing conditions and is expected to close in the fourth calendar quarter of 2020.

Sourcing Document | © PDF Solutions, All Rights Reserved	Version 2.0

Forward-Looking Statements

The statements in this press release regarding the expected benefits and synergies of the Cimetrix acquisition on PDF Solution’s product offerings and the expected closing of the Cimetrix acquisition are forward looking and are subject to future events and circumstances. Actual results could differ materially from those expressed in these forward-looking statements. Risks and uncertainties that could cause results to differ materially include risks associated with: PDF Solution’s ability to integrate the acquisition and product offerings, the cost and schedule of new product development; continued adoption of the PDF Solution’s and Cimetrix’s solutions by new and existing customers; the potential impact of the coronavirus (COVID-19) on the semiconductor industry and on PDF Solution’s and Cimetrix’s operations or demand for their products; and other risks set forth in PDF Solutions’ periodic public filings with the Securities and Exchange Commission, including, without limitation, its Annual Reports on Form 10-K, most recently filed for the year ended December 31, 2019, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K and amendments to such reports. The forward-looking statements made in the conference call are made as of the date hereof, and neither PDF Solutions nor Cimetrix assumes any obligation to update such statements nor the reasons why actual results could differ materially from those projected in such statements.

About Cimetrix

Cimetrix Inc. is a software company providing innovative factory automation software solutions for your Smart Manufacturing and Industry 4.0 needs. Cimetrix industry-leading factory connectivity products allow for rapid and reliable implementation of the SEMI SECS/GEM, GEM300, PV2, and EDA standards.  The Cimetrix Sapience connectivity platform is a smart factory cloud and mobile enabled platform to seamlessly connect varying factory equipment within a single event-driven framework.  Cimetrix products can be found in electronics factories and in virtually every 300mm semiconductor factory worldwide. The added value of Cimetrix’ passionate client support, industry and standards expertise, and worldwide presence delivers an outstanding solution for companies and factories worldwide.

Headquartered in Salt Lake City, UT, Cimetrix has offices worldwide in China, Germany, Japan, Korea and Taiwan. Cimetrix is an active member of SEMI, INEMI, TPCA, IPC, OPC, DMDII, and is a Microsoft Gold Partner. For more information, visit https://www.cimetrix.com.

About PDF Solutions

PDF Solutions (NASDAQ: PDFS) provides an end-to-end data management and advanced analytics platform that enables semiconductor and electronic systems companies to accelerate and optimize their product manufacturing and test operations to improve yield, quality, and reliability. With over 1 PB of manufacturing and test data under management, Fortune 500 organizations around the world rely on PDF Solutions to provide the data insights that accelerate new product introductions and drive efficient and profitable high-volume manufacturing. PDF Solutions’ big data analytics, cloud-based platform, Exensio, spans the entire spectrum of the semiconductor value chain from IC design through fabrication, sort, assembly, final test and system level test, and is used by over 20,000 engineers at over 130 companies to control more than 40,000 tools to maximize yield, profitability, reliability and quality.

Sourcing Document | © PDF Solutions, All Rights Reserved	Version 2.0	2

Headquartered in Santa Clara, California, PDF Solutions also operates worldwide in Canada, China, France, Germany, Italy, Japan, Korea, and Taiwan. For the Company’s latest news and information, visit https://www.pdf.com.

PDF Solutions, Exensio, DFI, CV and the PDF Solutions logo are trademarks or registered trademarks of PDF Solutions, Inc. and/or its subsidiaries in the United States and other countries.

Sourcing Document | © PDF Solutions, All Rights Reserved	Version 2.0	3